UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2018 (December 19, 2018)

MOREGAIN PICTURES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55297	41-0990229
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

117 E. Huntington Dr., Arcadia, CA 91006
(Address of principal executive offices) (Zip Code)

(626) 400-5727
(Registrant’s telephone number, including area code)

N/A
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

In this report, “Moregain Pictures,” “Moregain,” the “Company,” “we,” “us” and “our” refer to Moregain Pictures Inc., unless the context otherwise provides.

ITEM 1.01     ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Exchange Agreement

On December 19, 2018, Moregain Pictures, Inc., a Nevada corporation (the “Company”), entered into a voluntary share exchange and merger transaction with Sceneries Entertainment Corp., doing business as Cinema Libre Studio, a California corporation (“CLS”), pursuant to a Share Exchange Agreement and Plan of Merger (the “Exchange Agreement”) by and among the Company and its controlling stockholder, Moregain Capital Group, a Nevada corporation (“MCG”), on the one hand, and CLS and the stockholders of CLS (the “Selling Stockholders”), on the other hand.

CLS is a 27-year-old film investment, production, and distribution company specializing in award-winning feature films and social issue documentaries. CLS has released over 200 films and remains at the forefront of the independent cinema industry in North America and around the globe. Its talented team of professionals, most of whom have been with the company for over a decade, have 30 years’ experience in producing small to large budget films and distributing movies across all media. CLS offers a full array of services to the independent filmmaker, including production, domestic distribution (theatrical, DVD / Blu-ray, VOD, educational, cable and TV) and international sales, as well as complete post-production services.

At the closing of the transactions contemplated by the Exchange Agreement (the “Closing”), in exchange for 100% of the currently issued and outstanding capital stock of CLS: (i) MCG will cancel and return to treasury an aggregate 502,324 shares of the Company’s common stock held by MCG, and (ii) the Company will issue 502,324 new restricted shares of its common stock (the “Shares”) to the Selling Stockholders, representing approximately 7% of the Company’s issued and outstanding common stock of the Company upon Closing (the “Exchange Transaction”). In addition to the Shares, the Company shall pay an aggregate two million ($2,000,000) dollars in cash to the CLS shareholders, with one million dollars ($1,000,000) payable within six (6) months of the Closing and one million dollars ($1,000,000) on or before the one (1) year anniversary of the Closing.  Concurrently with the Closing, CLS shall merge with and into the Company, with the Company as the surviving entity, and the Company will carry on the business of CLS as one of its primary businesses.

The Shares of our common stock to be issued to the Selling Stockholders will be restricted shares, and the holders thereof may not sell, transfer or otherwise dispose of such shares without registration under the Securities Act of 1933 or an exemption therefrom. Additionally, the Exchange Agreement requires that all Shares issued to the Selling Stockholders at the Closing will be subject to a one-year lock-up period with a 20-30% per year leak-out permitted thereafter through the five (5) year anniversary of the Closing which will restrict the ability of the Selling Stockholders to transfer or sell the Shares during that period.

Upon the Closing, the Company shall change its name and ticker symbol to reflect the Company’s new business. The Exchange Agreement provides that upon the Closing, Mr. Philippe Diaz and Ms. Ali Yang shall be appointed to serve as members of the Board of Directors. Additionally, Diaz shall be appointed as President - Head of Production and Distribution, in charge of production, distribution, theater cooperation, and film and media acquisitions; and Yang shall be appointed as President- Head of International Affairs, both serving at the direction of the Board of Directors of the Company.

The Exchange Transaction is intended to qualify as a tax-free organization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended (the “Securities Act”) and in effect on the date of the Exchange Agreement.

The closing of the Exchange Agreement is subject to certain conditions, including the approval of our stockholders and completion of an audit of CLS. The closing of the Exchange Agreement is conditioned upon the completion of numerous events, many of which are outside of the control of the Company, and there can be no assurance that the exchange or any other transactions contemplated by the Exchange Agreement will be consummated.

The foregoing description of the terms and conditions of the Exchange Agreement and the transactions contemplated thereunder that are material to the Company does not purport to be complete and is qualified in its entirety by reference to the full text of the Exchange Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference into this Item 1.01.

ITEM 9.01.     FINANCIAL STATEMENTS AND EXHIBITS.

(d)

Exhibits.

Exhibit No.	Description
10.1	Share Exchange Agreement and Plan of Merger, dated December 19, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2018	MOREGAIN PICTURES, INC.

	By:	/s/ Jesse Weiner
Name: Jesse Weiner
Title: Chief Executive Officer

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